Exhibit 99.1

          Fitch Affirms Ratings and Outlook on ProAssurance


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nov. 9, 2006--Fitch Ratings has affirmed its "A-" insurer financial strength rating for the primary insurance operating companies of ProAssurance Corporation (NYSE: PRA). The Company's debt ratings were also affirmed as was the Stable outlook for ProAssurance.

    "We're pleased that Fitch Ratings recognizes the financial strength, market leadership and customer-service commitment of ProAssurance and its principal insurance subsidiaries," said Chairman and CEO A. Derrill Crowe, M.D.

    Among the highlights in Fitch's commentary was the recognition of the "...solid financial condition of (ProAssurance's) operating subsidiaries, consistent profitability, financial and operating flexibility, and highly experienced management team."

    Fitch also said ProAssurance has, "... an established reputation for providing quality service and expertise in risk management as well as a strong track record of aggressively defending non-meritorious claims which enhances customer loyalty..." Details of Fitch Ratings' commentary and methodology are available at www.fitchrating.com.

    About ProAssurance

    ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc.

    In addition to the "A-" rating from Fitch, A.M. Best assigns a rating of "A-" (Excellent) to the ProAssurance Group and our principal professional liability subsidiaries, except NCRIC, Inc., which is rated B++ (Very Good) and Standard & Poor's assigns our principal professional liability carriers a rating of "A-" ("Strong").


    CONTACT: ProAssurance Corporation, Birmingham
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             Sr. Vice President, Corporate Communications &
             Investor Relations
             foneil@ProAssurance.com